Exhibit 99.1

GENIUS BRANDS INTERNATIONAL LAUNCHES KARTOON CHANNEL! ON APPLE IOS, BREAKING SINGLE DAY COMPANY DOWNLOAD RECORDS IN FIRST 24 HOURS AND RANKING IN THE TOP 10 OF FREE IOS APPS FOR KIDS

Kartoon Channel! App Receives Tremendous Response with Top Reviews and 5-Star Ratings, Surpassing Disney+

New COPPA-compliant App Follows Debut of Kartoon Channel!, Available in Over 100 Million U.S. Television Households and on Over 200 Million Mobile Devices

Beverly Hills, CA; July 27, 2020 – Following the June 15 launch of its new free digital Kartoon Channel! across multiple AVOD and OTT platforms, Genius Brands International (NASDAQ:GNUS) announced today its first iOS launch with the debut of an all-new dedicated Kartoon Channel! app, available free on Apple iOS.

Andy Heyward Genius Brands Chairman and CEO stated, “We are thrilled that the viewing audience has discovered Kartoon Channel! so quickly!  The multitude of parents downloading our app for their kids has skyrocketed in the first 24 hours with the app reaching in the Top 10 for kids, and climbing, while receiving thousands of 5-star ratings. Kartoon Channel! is already significantly ahead of our plan.

“In a very short time, we have managed to create a groundswell of growth for our new Kartoon Channel!,” said Margaret Loesch, Executive Chairman of Kartoon Channel! “There are great platforms available today for kids, such as Netflix and Disney+, however, they are pay platforms.” Heyward continued, “There are two attributes that distinguish Kartoon Channel! from them. First, our Kartoon Channel! is FREE. When we launched this platform, we were very clear that we would be ‘like a Netflix for kids, but FREE’. In today’s times where families are challenged to make budgets work, having a high-quality free on-demand content service for kids is a huge point of value.  Second, and no less important, our channel offers Curated Content. At a time when kids are home from school and camps are largely closed, we are bringing children content that is value-driven and enriching, and not just “empty viewing calories.”

Heyward added, “General Manager Caroline Tyre, Margaret Loesch, and myself are all parents, and we understand the importance of the time kids spend in front of a screen. With Warren Buffett, they are learning lessons in business and entrepreneurship; with young Martha Stewart’s Martha & Friends, they are learning crafting, gardening, and cooking; with Giselle Bündchen’s Giselle and the Green Team, they learn lessons on protecting our planet; with Thomas Edison’s Secret Lab, they learn science; and with our Llama Llama shorts, there are lessons in early socialization of getting along, and inclusivity…and so much more! Whatever the show is we offer, we seek to avoid violence, negative stereotypes, inappropriate language, bullying, or insensitivity to our planet.  We have a strict code that has been built and curated by Professor Don Roberts, former Chair of Stanford School of Communications, and the foremost authority and researcher on the impact of media on children.”

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The Kartoon Channel! and the new complementary iOS app offer access to a wide variety of family-friendly content, with more added daily, featuring Genius Brands originals and acquired content, including Babar, Angry Birds, Stan Lee’s Mighty7, Thomas Edison’s Secret Lab, Baby Einstein, Baby Genius, Llama Llama shorts, Warren Buffett’s Secret Millionaires Club and more.  Additionally, Genius Brands is adding more family-friendly gaming content, including Minecraft’s Journey to the End and Fairy Horse Quest, Octodad, PixArk, and Big B Roblox Challenge, from Tankee. Genius Brands will also premiere on Kartoon Channel! the upcoming comedy-adventure series, Stan Lee’s Superhero Kindergarten, currently in pre-production and starring Arnold Schwarzenegger, on Kartoon Channel! in Q1 2021. Additionally, the Kartoon Channel! app features a camera mode with filter capabilities for hours of safe entertainment for young ones.

In addition to the iOS mobile app, Kartoon Channel! can be accessed via Apple TV Devices, Android (mobile devices), Android TV, Amazon Fire Stick, Roku Devices, Xumo, Comcast, Cox, Dish, and Sling. The iOS app will be the model for the other platforms and will be rolled out across them. For more information on where to watch Kartoon Channel!, please visit https://www.kartoonchannel.com/where-to-watch

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes the upcoming Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger and in partnership with Alibaba; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; and entrepreneurship series Warren Buffett's Secret Millionaires Club. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s new Kartoon Channel! is available in over 100 million U.S. television households via a broad range of distribution platforms, including Comcast, Cox, DISH, Amazon Prime, Sling TV, Apple TV, Roku, Amazon Fire and more. For additional information, please visit www.gnusbrands.com.

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Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; our ability to repay our outstanding debt; the potential issuance of a significant number of shares to our convertible note holders which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

pr@gnusbrands.com

INVESTOR RELATIONS CONTACT:

ir@gnusbrands.com

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